EXHIBIT 10.1

PUGET SOUND ENERGY, INC. EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

Effective March 1, 2025

Puget Sound Energy, Inc. (the “Company”) has established the Puget Sound Energy, Inc. Executive Severance Plan (the “Plan”), as set forth herein, to provide severance to eligible Company executives in the event the Company involuntarily terminates their employment (other than for “Cause” (as defined below). The Plan is effective for terminations that occur on or after March 1, 2025 (the “Effective Date”) and supersedes and replaces any prior severance plan or policy or other policy or practice governing severance benefits for those executives who are eligible for the Plan, except benefits provided pursuant to any individual separation agreements with those executives.

ARTICLE I

Definitions

1.1 “Base Salary” means the Participant’s annual base salary in effect immediately prior to the Participant’s Termination Date. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.

1.2 “Cause” means the Participant’s: (i) theft, dishonesty or falsification of any employment or the Company’s or any Related Company’s records, (ii) improper disclosure of the Company’s or any Related Company’s material confidential or proprietary information, (iii) intentional act which has a material detrimental effect on the Company’s or any Related Company’s reputation or business, (iv) continued failure to meet performance expectations, (v) gross misconduct, or (vi) felony conviction.

1.3 “COBRA” has the meaning set forth in Section 2.1(a)(1)(iii).

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Committee” means the Compensation and Leadership Development Committee of the Company’s Board of Directors.

1.6 “Disability” means a condition due to which a Participant has been unable to perform the essential functions of the Participant’s position with the Company by reason of physical or mental incapacity for a period of 90 consecutive days or for an aggregate of 180 days during any 360-day period, as determined by the Company, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to provide reasonable accommodation for the Participant under the federal Americans with Disabilities Act to enable the Participant to perform the essential functions of his or her position.

1.7 “Eligible Employee” means any employee of the Company who (i) is classified in the Company’s personnel records as holding a position of Vice President or above and (ii) is not a party to an employment agreement or other individual agreement with the Company providing for severance benefits.

1.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.9 “Group 1 Participant” means the Company’s Chief Executive Officer.

1.10 “Group 2 Participant” means the Company’s Chief Financial Officer

1.11 “Group 3 Participant” means any Eligible Employee who is not a Group 1 Participant or a Group 2 Participant.

1.12 “Incentive Bonus” means an amount equal to the Participant’s target bonus under the Company’s Annual Incentive Plan or similar program for the calendar year in which the Participant Terminates multiplied by a fraction, the numerator of which is the number of full calendar months during the calendar year completed by the Participant prior to the Participant’s Termination and the denominator of which is 12. A Participant who receives an Incentive Bonus under this Plan shall not be entitled to any bonus under the Company’s Annual Incentive Plan or similar program with respect to the calendar year in which he or she Terminates.

1.13 “Initial Claim Reviewer” has the meaning set forth in Section 3.3(a).

1.14 “Participant” means a Group 1 Participant, a Group 2 Participant or a Group 3 Participant.

1.15 “Plan Administrator” means the Company.

1.16 “Qualifying Termination” means a Participant’s Termination during the Term as a result of the Termination of the Participant’s employment by the Company other than for Cause, Disability or death.

1.17 “Related Company” means (a) a member of a controlled group of corporations as defined in Code Section 414(b) of which the Company is also a member or (b) a trade or business that is under common control with the Company as determined in accordance with Code Section 414(c); provided, however, that the determination of whether a corporation, trade or business (whether or not incorporated) is a Related Company will be made by substituting “at least 20 percent” for the phrase “at least 80 percent” at each place that the latter phrase appears in Code Section 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.

1.18 “Release” means a release of claims against the Company and the Related Companies in a form prescribed by the Company.

1.19 “Term” has the meaning set forth in Section 4.2.

1.20 “Termination” and “Terminate” means ceasing to be an employee of the Company; provided a Participant shall not be deemed to have Terminated if the Participant accepts employment with any Related Company.

1.21 “Termination Date” means the date on which the Participant Terminates.

ARTICLE II

Severance Benefits

2.1 Group 1 Participant. Subject to Section 2.4, a Group 1 Participant who experiences a Qualifying Termination during the Term shall be entitled to the following benefits:

(a) A lump sum cash payment equal to the sum of the following, less all applicable withholdings:

(1) 1.5 times the Participant’s Base Salary;

(2) 1.0 times the Participant’s Incentive Bonus; and

(3) Whether or not the Participant elects continuation coverage under the Company’s group health plan(s) pursuant to Code Section 4980B (“COBRA”), 18 times the monthly COBRA premium in effect under the Company’s group health plan(s) on the Participant’s Termination Date for the level of coverage in effect for the Participant under such plan(s) on the Participant’s Termination Date.

(b) Outplacement services with a provider selected by the Company for a period of up to 12 months following the Termination Date or, in the Company’s sole discretion a lump sum payment of $25,000, less applicable withholdings, in lieu thereof, which payment will occur no later than March 15 of the calendar year immediately following the calendar year in which the Participant’s Termination occurs.

2.2 Group 2 Participant. Subject to Section 2.4, a Group 2 Participant who experiences a Qualifying Termination during the Term shall be entitled to the following benefits:

(a) A lump sum cash payment equal to the sum of the following, less all applicable withholdings:

(1) 1.25 times the Participant’s Base Salary;

(2) 1.0 times the Participant’s Incentive Bonus; and

(3) Whether or not the Participant elects COBRA continuation coverage under the Company’s group health plan(s), 12 times the monthly COBRA premium in effect under the Company’s group health plan(s) on the Participant’s Termination Date for the level of coverage in effect for the Participant under such plan(s) on the Participant’s Termination Date.

(b) Outplacement services with a provider selected by the Company for a period of up to 12 months following the Termination Date or, in the Company’s sole discretion a lump sum payment of $25,000, less applicable withholdings, in lieu thereof, which payment will occur no later than March 15 of the calendar year immediately following the calendar year in which the Participant’s Termination occurs.

2.3 Group 3 Participant. Subject to Section 2.4, a Group 3 Participant who experiences a Qualifying Termination during the Term shall be entitled to the following benefits:

(a) A lump sum cash payment equal to the sum of the following, less all applicable withholdings:

(1) 1.0 times the Participant’s Base Salary;

(2) 1.0 times the Participant’s Incentive Bonus; and

(3) Whether or not the Participant elects COBRA continuation coverage under the Company’s group health plan(s), 12 times the monthly COBRA premium in effect under the Company’s group health plan(s) on the Participant’s Termination Date for the level of coverage in effect for the Participant under such plan(s) on the Participant’s Termination Date.

(b) Outplacement services with a provider selected by the Company for a period of up to 12 months following the Termination Date or, in the Company’s sole discretion a lump sum payment of $25,000, less applicable withholdings, in lieu thereof, which payment will occur no later than March 15 of the calendar year immediately following the calendar year in which the Participant’s Termination occurs.

2.4 Release. As a condition to receiving any benefits under the Plan, the Terminated Participant must execute and deliver to the Company (and not later revoke) a Release, which Release must be executed and delivered to the Company and become effective no later than 60 days after the Participant’s Termination Date or by the end of such shorter period as is specified in the Release. If the Terminated Participant fails to timely execute and deliver the Release (or revokes the Release), then the Participant shall not be entitled to any benefits under the Plan. If the Terminated Participant dies before executing and delivering a Release, then the Participant’s beneficiary (as defined in Section 2.5(c)) must do so in accordance with this Section 2.4 to be entitled to benefits under the Plan.

2.5 Time and Manner of Payment

(a) Severance payments due under Section 2.1, 2.2 or 2.3 shall be paid in a lump sum as soon as administratively practicable after the date on which the

Participant’s Release becomes effective (but, in any event, not later than March 15 of the calendar year immediately following the calendar year in which the Participant’s Termination occurs).

(b) Severance benefits due under the Plan shall not be included as compensation under any 401(k), profit sharing, pension or other retirement plan maintained by the Company or any Related Company, except to the extent specified by the terms of such plan.

(c) If a Participant who is otherwise entitled to severance benefits under the Plan dies after terminating employment but prior to the payment of severance benefits, any unpaid severance benefits will be paid in a lump sum to the Participant’s spouse if living and, if not, to the Participant’s estate, which payment shall occur as soon as administratively practicable after the Participant’s death, but, in any event, not later the March 15 of the calendar year immediately following the calendar year in which the Participant’s Termination occurs.

ARTICLE III

Administration

3.1 Administration of Plan. The Plan shall be administered by the Plan Administrator.

3.2 Plan Administrator’s Powers and Duties

(a) The Plan Administrator shall have all power and authority necessary or convenient to administer the Plan, including, without limitation, the authority and discretion to: (1) construe and interpret the terms of the Plan; (2) determine, in accordance with the provisions of the Plan, the eligibility, participation and benefits of all persons under the Plan; (3) make and enforce such policies, rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan; and (4) take such other actions to administer the Plan as the Plan Administrator deems necessary, appropriate or convenient for the administration of the Plan. Decisions of the Plan Administrator made in good faith shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.

(b) The Plan Administrator may delegate all or part of its administrative duties to one or more agents or employees and may retain advisors for assistance. The Plan Administrator may consult with and rely upon the advice of counsel, who may also be counsel for the Company or any Related Company.

(c) The Plan Administrator shall be the plan administrator for purposes of ERISA.

3.3 Claims Procedures

(a) Filing Claim. A Participant or a beneficiary, or the authorized representative of either (the “Claimant”), who believes that he or she has been denied benefits to which he or she is entitled under the Plan may file a written claim for such benefits with the person or entity designated by the Plan Administrator (the “Initial Claim Reviewer”). (If the Plan Administrator fails to designate an Initial Claim Reviewer, then the Plan Administrator shall be the Initial Claim Reviewer.) The Initial Claim Reviewer may prescribe a form for filing such claims, and if it does so, a claim shall not be deemed properly filed unless such form is used, but the Initial Claim Reviewer shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason

(b) Claim Review. Claims that are properly filed shall be reviewed by the Initial Claim Reviewer, which shall make its decision with respect to such claim and notify the Claimant in writing of such decision within 90 days (45 days in the case of a claim related to the Participant's Disability) after the Initial Claim Reviewer's receipt of the written claim, provided that the 90-day period (45-day period in the case of a claim related to the Participant's Disability) can be extended for up to an additional 90 days (30 days in the case of a claim related to the Participant's Disability) if the Initial Claim Reviewer determines that special circumstances require an extension of time to process the claim and the Claimant is notified in writing of the extension prior to the termination of the initial 90-day period (45-day period in the case of a claim related to the Participant's Disability). The extension notice shall indicate the special circumstances requiring the extension and the date by which the Initial Claim Reviewer expects to render its decision on the claim. Claims related to the Participant's Disability shall be subject to such additional procedures as are specified in 29 C.F.R. Section 2560.503-1 for disability claims.

If the claim is wholly or partially denied, the written response to the Claimant shall include:

(1)the specific reason or reasons for denial;

(2)reference to the specific Plan provisions on which the denial is based;

(3)a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or information is necessary;

(4)a description of the Plan's claim appeal procedure (and the time limits applicable thereto), as set forth in Section 3.3(c), including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse determination on appeal; and

(5)in the case of an adverse benefit determination related to the Participant's Disability:

(i) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion or a statement that such a rule, guideline, protocol or similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion shall be provided free of charge to the Claimant upon request; or

(ii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation shall be provided free of charge upon request.

(c) Appeal. If the claim is denied in whole or in part, the Claimant may appeal such denial by filing a written appeal with the Plan Administrator within 60 days (180 days in the case of a claim related to the Participant's Disability) of receiving written notice that the claim has been denied. Such appeal should include:

(1) a statement of the grounds on which the appeal is based;

(2) reference to the specific Plan provisions that support the claim;

(3) the reason(s) or argument(s) why the Claimant believes the claim should be granted and evidence supporting each reason or argument; and

(4) any other comments, documents, records or information relating to the claim that the Claimant wishes to include.

Appeals shall be considered by the Plan Administrator, which shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination. The Plan Administrator shall not afford any deference to the Initial Claim Reviewer's denial of the claim.

The Plan Administrator shall make its decision with respect to any appeal, and notify the Claimant in writing of such decision, within 60 days (45 days in the case of a claim related to the Participant's Disability) after the Plan Administrator's receipt of the written appeal, provided that the 60-day period (45-day period in the case of a claim related to the Participant's Disability) can be extended for up to an additional 60 days (45 days in the case of a claim related to the Participant's Disability) if the Plan Administrator determines that special circumstances require an extension of time to process the appeal and the Claimant is notified in writing of the extension prior to the termination of the initial 60-day period (45-day period in the case of a claim related to the Participant's Disability). The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render its decision on the appeal.

In the event the claim is denied on appeal, the written denial shall include:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions on which the denial is based;

(3)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies, all documents, records, and other information (within the meaning of Section 3.3(d) to his or her claims:

(4)a statement of the Claimant's right to bring a civil action under ERISA Section 502(a); and

(5)in the case of an adverse benefit determination related to the Participant's Disability:

(i) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion or a statement that such a rule, guideline, protocol or similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion shall be provided free of charge to the Claimant upon request;

(ii) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation shall be provided free of charge upon request; and

(iii) the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office or your State insurance regulatory agency.”

(d) Relevance of Documents, Records and Other Information. In connection with a claim denial (either an initial denial by the Initial Claim Reviewer or a denial on appeal by the Plan Administrator), the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, documents, records and other information relevant to his or her claim. A document, record or other information shall be considered "relevant" to a Claimant's claim, if such document, record or other information:

(1) was relied upon by the Initial Claim Reviewer or the Plan Administrator in reaching its decision on the claim (i.e., the benefit determination);

(2) was submitted, considered or generated in the course of deciding the claim, without regard to whether the document, record or other information was relied upon by the Initial Claim Reviewer or the Plan Administrator in reaching its decision on the claim;

(3) demonstrates compliance with the administrative processes and safeguards required under the Department of Labor regulations in making the benefit determination; or

(4) would otherwise be considered relevant to the claim under applicable regulations or other guidance issued by the Department of Labor.

(e) Limitations Period and Standard of Review. A Claimant may not bring an action under ERISA Section 502(a) or otherwise with respect to his or her claim until he or she has exhausted the foregoing procedure. Any such action must be filed in a court of competent jurisdiction within 12 months after the date on which the Claimant receives the Plan Administrator's written denial of the Claimant's claim on appeal or, if earlier, 12 months after the date of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the Claimant alleges he or she became entitled to Plan benefits requested in the suit or legal action), or it shall be forever barred. Any further review, judicial or otherwise, of the Plan Administrator's decision on the Claimant's claim shall be limited to whether, in the particular instance, the Plan Administrator abused its discretion. In no event shall such further review, judicial or otherwise, be on a de novo basis, as the Plan Administrator has discretionary authority to determine eligibility and benefits and to construe and interpret the terms of the Plan.

ARTICLE IV

Plan Amendment and Termination

4.1 Plan Amendment. The Plan may be amended at any time upon the Committee’s recommendation to the Board and the Board’s subsequent approval at any time and for any reason; provided, however, that (a) no such amendment that could adversely affect Participants shall become effective until sixty (60) days, or such later date, after the Participants have been given written notice of such amendment and (b) no such amendment shall adversely affect the rights of any Participants who Terminate prior to the effective date of such amendment.

4.2 Plan Termination.

(a) The Plan shall terminate automatically at the end of the Term. The “Term” shall mean the initial Term and any extensions thereof. The initial Term shall run from the Effective Date through December 31, 2027. Thereafter, the Term shall automatically be extended for additional one-year periods, unless at least sixty (60) days prior to the end of the Term, as then in effect, the Board (or its delegate) notifies Participants that the Plan will not be extended, in which case the Plan shall terminate at the end of the Term, as then in effect. Termination of the Plan shall not adversely affect the rights of any Participants who Terminate prior to the effective date of such Plan termination.

(b) Notwithstanding Section 4.2(a), the Board may terminate the Plan at any time in its sole and absolute discretion, including prior to the end of the Term; provided, however, that (i) such termination shall not be effective until 60 days, or such later date as the Board may determine, after the Participants have been given written notice thereof and (ii) such termination shall not adversely affect the rights of any Participants who Terminate prior to the effective date of such termination.

ARTICLE V

General Provisions

5.1 ERISA Plan. The Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA providing severance benefits and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

5.2 No Contract of Employment. Nothing in the Plan gives any Participant any right to be retained in the employ of the Company or a Related Company.

5.3 Withholding of Taxes and Required Deductions. The Company shall withhold from any amounts payable under the Plan, and report to applicable taxing authorities, all federal, state, local or other taxes and other deductions that are legally required to be withheld and reported. If a Participant is indebted to the Company or any Related Company on his or her Termination Date, then the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness to the fullest extent permitted by law.

5.4 Source of Payments. All cash payments provided under this Plan shall be paid from the general assets of the Company, and no special or separate fund will be established, and no other segregation of assets made, to assure payment. If any person acquires a right to receive payments from the Company under the Plan, this right shall be no greater than the right of an unsecured creditor of the Company.

5.5 Mandated Benefits. To the extent that a federal, state or local law mandates that the Company make a payment to a Participant because of involuntary termination of employment, then the severance benefits available under the Plan shall be reduced by the amount of such mandated payment.

5.6 Nonassignment. The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant’s rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

5.7 Waiver. The waiver by the Company of any provision of the Plan shall not operate or be construed as a continuing waiver of such provision or any other provision of the Plan.

5.8 Headings. The headings contained in this Plan are intended solely for convenience of reference and do not affect the rights of the parties to this Plan.

5.9 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10 Governing Law. The Plan shall be interpreted, administered and construed in accordance with ERISA and, to the extent that ERISA does not apply or does not preempt otherwise applicable state law, the laws of the State of Washington.

5.11 Section 409A. The Company intends that the Plan and the payments and benefits provided under the Plan be exempt from the requirements of Code Section 409A, and the Treasury Regulations and official guidance issued in respect of Code Section 409A. Notwithstanding anything herein to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or any Related Company be liable for any additional tax, interest or penalty that may be imposed on any Participant (or beneficiary) pursuant to Code Section 409A or for any damages incurred by any Participant (or beneficiary) as a result of the Plan (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A.

ARTICLE VI

ERISA Rights

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called

“fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

If your claim for a benefit under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ATTACHMENT A
GENERAL PLAN INFORMATION

Plan Name:	Puget Sound Energy, Inc. Executive Severance Plan
Plan Type:	Employee welfare benefit plan
Effective Date of the Plan:	March 1, 2025
Plan Year	January 1 - December 31
Plan Sponsor and Company:	Puget Sound Energy, Inc. 355 - 110th Avenue NE Bellevue, WA 98004 425-452-1234
Employer Identification Number	91-0374630
Plan Number:	521
Plan Funding:	Benefits under the Plan are paid from the Company’s general assets.
Type of Administration:	Internal Administration by the Company
Plan Administration:	Puget Sound Energy, Inc 355 - 110th Avenue NE Bellevue, WA 98004 425-452-1234
Agent for Service of Legal Process:	Puget Sound Energy, Inc Attn: General Counsel 355 - 110th Avenue NE Bellevue, WA 98004